EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated April 30, 2007 (July 26, 2007 as to Note 7) on our audit of the financial statements of Camden Learning Corporation as of April 26, 2007 and for the period from April 10, 2007 (inception) through April 26, 2007, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, in Amendment No.3 to the Registration Statement on Form S-1 and the related Prospectus of Camden Learning Corporation.

/s/ EISNER LLP
EISNER LLP

New York, New York
August 16, 2007